Exhibit 10.1
Corn Feedstock Supply Agency Agreement
This Corn Feedstock Supply Agency Agreement (this “Agreement”) is made and entered into as of July 15, 2008 by and between Cardinal Ethanol, LLC (“Producer”), and Bunge North America, Inc. (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).
A. Producer is constructing and intends to operate an ethanol production facility located near Union City, Indiana (the “Facility”).
B. The Parties desire that Bunge serve as Producer’s exclusive third-party agent to procure corn (“Corn”) to be used as feedstock for ethanol production at the Facility, in accordance with the fees, payment, delivery, and other terms set forth in this Agreement.
Therefore, the Parties agree:
1. Exclusivity.
1.1. Exclusive Agent. In accordance with the terms of this Agreement and subject to Section 1.2, Bunge will act as Producer’s agent to procure 100% of the Corn that Producer requires for ethanol production at the Facility during the Term of this Agreement (as defined in Section 4.1), including the Facility as initially constructed and any modifications or expansions thereof. Subject to Section 1.2, Producer will not obtain Corn from any other source during the Term of this Agreement.
1.2. Producer Direct Origination. Producer’s salaried employees may directly procure Corn for ethanol production at the Facility, but during the Term and for two years after the Term, Producer may not engage any third party to, or enter into an agreement whereby any third party will, (a) serve as Producer’s agent to procure Corn for the Facility, or (b) originate or procure Corn for the Facility (a “Third Party Agreement”). Notwithstanding anything in this Agreement to the contrary, if Producer terminates this Agreement in accordance with Section 4.2, Producer shall then be entitled to enter into a Third Party Agreement at any time following such termination
1.3. Alternate Feedstocks. As of the date of this Agreement, Producer intends that the Facility will use only Corn as its feedstock. If Producer requires the use of another feedstock other than Corn, the Parties will negotiate in good faith an amendment to this Agreement whereby Bunge will serve as Producer’s agent to procure such alternate feedstock. If after such negotiation the Parties are unable to mutually agree to such an amendment, Producer shall be entitled to engage any third party to procure the alternate feedstock.
2. Corn Procurement Policy; Contracts.
2.1. Corn Procurement Policy. Producer and Bunge will agree upon a Corn procurement policy (the “Policy”) setting forth the guidelines and parameters within which Bunge will acquire Corn as an agent for Producer. The Policy will include, among other things, the establishment of daily bids, shipping guidelines, credit limits, forward contracting limits, risk management guidelines and other daily operating parameters, and Producer’s obligations to deliver to Bunge written estimates of Corn requirements at the Facility in accordance with the following:
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(a) At least thirty days before the first day of each calendar quarter (e.g., January 1, April 1, July 1, and October 1) and upon the Declaration Date (as defined in Section 4.1), Producer shall provide to Bunge a written forecast estimating Producer’s anticipated Corn requirements for the immediately following calendar quarter.
(b) At least 30 days before the beginning of each calendar month during the Term, Producer will deliver to Bunge a written estimate of its anticipated requirements of Corn at the Facility for such calendar month (each a “Monthly Estimate”).
(c) In addition, Producer will give Bunge reasonable advance notice of any circumstances that would reasonably be expected to materially affect Corn requirements at the Facility.
2.2. Agency Services. To the extent that Producer meets its obligations set forth in Section 2.3, Bunge will provide the following services (the “Services”) to Producer:
(a) Negotiate and execute contracts in accordance with Section 2.4 (“Contracts”) in the name, and on behalf, of Producer to purchase all Corn (subject to Section 1.2) that Producer requires for ethanol production at the Facility during the Term from corn suppliers, including local grain producers and local, regional and national grain merchants (“Corn Suppliers”); provided that Bunge will have no obligation to execute Contracts on Producer’s behalf to procure any quantity of Corn:
(i)	for a given month that is materially in excess of the quantity stated in the Monthly Estimate for such month;

(ii)	for a given month that exceeds 110% of the average monthly quantity of Corn actually used by Producer during the three-month period preceding such month; and/or

(iii)	at any time before the three-month anniversary of the Declaration Date.
(b) Schedule and arrange, on Producer’s behalf and at Producer’s sole expense, the shipping and delivery of all Corn to the Facility (F.O.B. Facility);
(c) Starting approximately one month after the Declaration Date, provide two grain originators (the “Bunge Originators”) that will work at the Facility to provide the Services set forth in this Section 2.2; provided that the Bunge Originators will not devote 100% of their efforts to providing the Services and may provide separate services to Bunge (including originating soybeans for Bunge facilities) that do not materially interfere with or materially adversely affect Producer’s operations. Subject to Section 9, the Bunge Originators will comply with Producer’s reasonable safety and operational procedures while working at the Facility. If the Effective Date has not occurred within four months after the Declaration Date, then Producer will reimburse Bunge monthly in advance for all of Bunge’s actual costs and expenses to provide the Bunge Originators until the Effective Date occurs; and

(d) Comply with the Policy in accordance with this Agreement.
2.3. Producer’s Obligations. In connection with Bunge’s provision of the Services, Producer will:
(a) Give Bunge reasonable advance notice of any circumstances that would reasonably be expected to materially affect Corn requirements at the Facility;
(b) Abide by any terms of the Policy applicable to Producer;
(c) Receive and unload all Corn purchased hereunder, including (i) supplying all labor and equipment necessary to load or unload such Corn, (ii) maintaining its receiving facilities in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards, and (iii) keeping the Facility open and able to receive Corn as appropriate to support the customer base during the applicable season (e.g., open for longer hours and on weekends during harvest); provided that, to the extent that Producer has complied with Section 2.3(e) hereof, Producer has no obligation to receive and unload any quantity of Corn in excess of the then-available storage space at the Facility;
(d) Determine the weight of all Corn delivered to the Facility using scales at the Facility that are inspected and certified as required by applicable law;
(e) Complete settlement and daily accounting of Corn purchases and deliveries (including Corn rejected by Producer), and provide Bunge with daily reports stating the then-current Corn inventory held at the Facility on such day and all related positions and activities;
(f) Respond promptly to any requests by Bunge regarding Contracts submitted to Producer pursuant to Section 2.4; and
(g) Provide appropriate office space and resources (including phone lines, computer and fax access, desk, etc.) for the Bunge Originators to provide Services and any other services contemplated by Section 2.2(c).
2.4. Contract Commitments. All Contracts negotiated by Bunge will be consistent with the Policy, unless Producer approves any Contract terms inconsistent with the Policy, and will require Corn Suppliers to deliver Corn meeting minimum quality standards (“Quality Standards”). Bunge will not be a party to, or have any liability or obligation under, any Contract which is executed in compliance with the provisions of this Section 2. Title, risk of loss (including, without limitation, for non-delivery of Corn), and responsibility for the quality of Corn will be allocated between Producer and the Corn Supplier of the applicable quantity of Corn in accordance with the terms of the applicable Contract (including if Bunge is the Corn Supplier).

2.5. Contract Indemnification. Producer will indemnify, defend and hold harmless Bunge and its Affiliates (as defined below), and each of their employees and agents, from and against any and all liabilities, costs and expenses (including, without limitation, attorneys fees) arising out of, relating to or resulting from any Contracts and the obligations of Producer thereunder, except to the extent such liabilities, costs and expenses arise out of the gross negligence or intentional misconduct of Bunge. Bunge will indemnify, defend and hold harmless Producer and its employees and agents from and against any and all liabilities, costs and expenses (including, without limitation, attorneys fees) arising out of, relating to or resulting from the gross negligence or intentional misconduct of Bunge in connection with any Contracts; provided that Bunge’s aggregate obligations under this sentence in any fiscal year will not exceed the total amount of the Agency Fees actually paid by Producer during such fiscal year. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, where “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.
2.6. Financial Risk Management. Producer may elect to engage Bunge, or an Affiliate of Bunge, for a separately negotiated fee, to provide a portfolio strategy (which may include the purchase and use of futures, options, and other hedging tools, as well as storage at sites other than the Facility) that will permit Producer to optimize its Corn supply pricing and security.
3. Price and Payment.
3.1. Agency Fee. Producer will pay a fee (the “Agency Fee”) to Bunge calculated as follows:
(a) Beginning on the Declaration Date (as defined in Section 4.1) and ending on the day before the second anniversary of the Effective Date, the Agency Fee will be equal to $*** per month.
(b) Beginning on the second anniversary of the Effective Date and ending at the expiration or termination of the Term, the Agency Fee will be equal to $*** for every bushel of Corn delivered to the Facility pursuant to a Contract entered into by Bunge on Producer’s behalf; provided that, with regard to this Section 3.1(b), if as of each anniversary of the Effective Date, the total amount of Agency Fees (a “Total Fees Amount”) that Producer has paid or has been obligated to pay Bunge during the immediately preceding 12-month period is less than $*** (the “Annual Minimum Amount”), then within 15 days after such Producer receives notice from Bunge, Producer will pay to Bunge an amount equal to the Annual Minimum Amount minus the Total Fees Amount.
3.2. Payment. Producer will pay to Bunge, via ACH electronic payment, on or before the 10th day of each month during the Term, the Agency Fee for the immediately preceding month. Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the Wall Street Journal (or similar publication), plus 2%, and (b) the highest rate permitted by law. All amounts due to Bunge under this Agreement will be paid without setoff, counterclaim or deduction.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

3.3. Adjustments. Beginning on the second anniversary of the Effective Date and on each anniversary thereafter, the Agency Fee and the Annual Minimum Payment will be increased or decreased by an amount equal to the product of: (i) the Agency Fee and the Annual Minimum Payment, as applicable, for the immediately preceding 12-month period, multiplied by (ii) the percentage increase (or decrease) for such 12-month period in the Employment Cost Index; Not Seasonally Adjusted; Total Compensation; Private Industry; twelve-month percent change; Midwest Workers, published by the Bureau of Labor Statistics, U.S. Department of Labor.
3.4. Tax. For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Corn purchased or supplied to the Facility under this Agreement will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.
4. Term and Termination.
4.1. Term. The initial term of this Agreement begins upon its execution by both Parties and, unless earlier terminated in accordance with the terms hereof, will expire upon the fifth anniversary of the Effective Date (the “Term”). Unless earlier terminated in accordance with this Agreement, the Term will automatically renew for successive three-year periods thereafter unless either Party gives written notice to the other Party of its election not to renew, no later than six months prior to the then-applicable expiration date of the Term. The “Effective Date” shall be the date that the Facility first needs Corn for testing, startup, or operations. The “Declaration Date” means the date upon which Producer notifies Bunge in writing that Producer believes in good faith that the Effective Date will occur in three months.
4.2. Termination Rights.
(a) Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach. Notwithstanding the foregoing, the Parties agree that any failure by Producer to pay any amount within 15 days after it is due under this Agreement is a material breach of this Agreement.
(b) Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter, and/or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(c) Either Party may terminate this Agreement in accordance with Section 7.3 hereof.
(d) Bunge may terminate this Agreement immediately upon notice to Producer if the Effective Date has not occurred on or before [March 1, 2009].
(e) Either Party may terminate this Agreement upon six months notice to the other Party if there is a Change in Control of the other Party. A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of a Party; (ii) a sale of any significant portion of the assets that constitute the Facility (or are intended to constitute the Facility when construction is complete); (iii) a merger or consolidation involving a Party, excluding a merger or consolidation after which 50% or more of the outstanding equity interests of such Party continue to be held by the same holders that held 50% of more of the outstanding equity interests of such Party immediately before such merger or consolidation; or (iv) any issuance and/or acquisition of equity interests of a Party that results in a person or entity holding 50% or more of the outstanding equity interests of such Party, excluding any persons or entities that held 50% or more of the outstanding equity interests of such Party immediately before such acquisition. Notwithstanding anything to the contrary herein, it shall not constitute a Change of Control of Bunge if any of the transactions contemplated by this Section 4.2(e) are consummated between Bunge and an Affiliate of Bunge.
4.3. Survival. The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 6, 10, 11, 21, and 22, will remain in effect after the expiration or termination of this Agreement.
5. Disclaimer; Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED BY BUNGE OR ITS AFFILIATES UNDER THIS AGREEMENT OR ANY CORN PURCHASED BY PURCHASER UNDER THIS AGREEMENT. NEITHER BUNGE NOR ITS AFFILIATES WILL BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUNGE; PROVIDED THAT THE AGGREGATE AMOUNT OF ALL SUCH DAMAGES UNDER THIS AGREEMENT IN ANY FISCAL YEAR WILL NOT EXCEED THE TOTAL AMOUNT OF THE AGENCY FEES ACTUALLY PAID BY PRODUCER IN SUCH FISCAL YEAR. THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY. IN NO EVENT WILL BUNGE OR ANY OF ITS AFFILIATES BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES. IN NO EVENT WILL PRODUCER OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY, ANY PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RESULTING FROM A BREACH OF THIS AGREEMENT; PROVIDED THAT THE LIMITATION OF LIABILITY IN THIS SENTENCE DOES NOT APPLY TO DAMAGES ARISING UNDER ANY OTHER THEORY OF RECOVERY, INCLUDING, BUT NOT LIMITED TO, TORT LIABILITY.

6. Remedies.
6.1. Suspend Performance. Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount when due under this Agreement.
6.2. Specific Enforcement. Bunge shall have the right and remedy to have a court specifically enforce Producer’s obligation to purchase 100% of the Corn (subject to Section 1.2) that Producer requires for ethanol production at the Facility during the Term through Bunge as Producer’s agent, it being acknowledged and agreed by the Parties that such specific performance is reasonable under the circumstances.
6.3. Rights Not Exclusive. No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy now or hereafter available to Bunge at law, in equity, by statute or otherwise.
7. Force Majeure.
7.1. Definition of Force Majeure Event. Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds. Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make a payment required by this Agreement relating to activities which occurred prior to commencement of the Force Majeure Event or any payment required by Section 4.2.
7.2. Conditions Regarding Force Majeure Event. A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five business days after learning of the occurrence of the Force Majeure Event. Any Party that fails to notify the other Party of the occurrence of a Force Majeure Event as required by this Section 7 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event. When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.
7.3. Third Parties; Termination. During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances. If a Party has not performed under this Agreement due to a Force Majeure Event for four consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

8. Insurance.
8.1. Workers’ Compensation. Each Party warrants to the other that all of its employees that provide services under this Agreement will be covered as required by law by workers’ compensation and unemployment compensation insurance.
8.2. Other Required Coverage.
(a) Each Party will maintain automobile liability insurance against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 per person and not less than $1,000,000 per accident or occurrence; alternatively, combined single limits of not less than $1,000,000. Such insurance will name the other Party, its parents, subsidiaries and affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and affiliates as insureds or otherwise.
(b) Each Party will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate. Such insurance will name the other Party, its parents, subsidiaries and affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and affiliates as insureds or otherwise.
(c) The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of or provide broader coverages than the primary insurances and contain a drop down provision in case of exhaustion or unavailability of underlying limits and/or aggregates.
(d) Producer waives all rights against Bunge and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by the policies contemplated by Section 8.1 and 8.2 and any other property insurance applicable to the Facility.
8.3. Policy Requirements. All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation, non-renewal or change will be effected without giving the other Party at least thirty days’ prior written notice; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better. Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and, thereafter, within 30 business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage. From time to time, upon a Party’s request, the other Party will provide the requesting Party, within five business days, a certificate of insurance evidencing the required coverage to be maintained hereunder.

9. Relationship of Parties. This Agreement creates no relationship other than an agency relationship between the Parties hereto. Except for the terms of the agency arrangement expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, nor any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party. Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.
10. Confidentiality; Publicity; Use of Names.
10.1. Confidentiality of Agreement. The Parties will maintain the confidentiality of the terms of this Agreement. Neither Party will, without the prior written approval of the other Party, (a) advertise or otherwise publicize the existence or terms of this Agreement or any aspect of the relationship between the Parties, or (b) use the other Party’s name or any trade name, trademark, or service mark belonging to the other Party in press releases or in any form, including, but not limited to, advertising or marketing. Notwithstanding the foregoing, Bunge acknowledges and agrees that Producer’s disclosure of this Agreement and the transactions contemplated hereby to the extent required by the Securities and Exchange Commission (the “SEC”) will not violate this Section 10.1; provided that Producer shall seek redaction and/or other confidential treatment of any information in such reports filed with the SEC, as reasonably requested by Bunge.
10.2. Confidential Information. The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential. During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates’ internal business purposes, or (b) disclose Confidential Information to any Person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 10 and who have a need to know such Confidential Information in order to perform under this Agreement. Notwithstanding the foregoing, the Parties acknowledge that Bunge and/or its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the use by Bunge and/or its Affiliates of any Confidential Information regarding the services provided under this Agreement in the course of the provision of such services to other third parties and for Bunge’s and its Affiliates’ internal business purposes shall not be considered a violation of this Section 10; provided, that such use of Producer’s Confidential Information may not be to the competitive disadvantage of Producer.

10.3. Disclosure of Confidential Information. Notwithstanding Section 10.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party. A Party also may disclose the other Party’s Confidential Information to the extent required by a court or other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c) cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.
11. Disputes.
11.1. Governing Law. This Agreement shall be governed by the laws of the state of Indiana, without regard to principles of conflicts of laws.
11.2. Notice of Dispute. If any dispute shall arise under or in connection with this Agreement, the Parties hereto agree to follow the procedures set forth in this Section 11 in an effort to resolve the dispute prior to the commencement of any formal proceedings; provided that either Party may institute judicial proceedings seeking equitable relief or remedies without following the procedures set forth herein. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy. Any Party may give the other Party written notice that a dispute exists (a “Notice of Dispute”) setting forth a statement of such Party’s position. Within 20 business days after the delivery of the Notice of Dispute, representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute.
11.3. Mediation. If the matter has not been resolved within 30 days after the delivery of the Notice of Dispute, then either Party may seek to resolve the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association. If (a) neither Party has initiated mediation within such 21 days after the end of such 30-day period or (b) the Parties fail to resolve the dispute within 21 days after starting mediation, then either Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.
11.4. Negotiations; Jurisdictional Matters. If a representative of any Party intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and similar state rules of evidence. Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Court or states court situated where the Facility is located, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.
11.5. Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:
If to Bunge:
Bunge North America, Inc.
11720 Borman Drive
St. Louis, Missouri 63146
Attn: Vice President, Grains
Facsimile: (314) 292-2110
with copies to:
Bunge North America, Inc.
11720 Borman Drive
St. Louis, Missouri 63146
Attn: General Counsel
Facsimile: (314) 292-2521
If to Producer:
Cardinal Ethanol, LLC
1554 North County Road 600E
Union City, Indiana 47390
Attn: Jeff Painter
Facsimile: (765) 964-3349
with copies to:
Miranda Hughes
BrownWinick
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Facsimile: (515) 323-8577
13. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

14. Amendments; Waiver. The Parties may amend this Agreement only by a written agreement of the Parties. No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.
15. Assignment. No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void. Despite the prior sentence Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to any of its Affiliates without Producer’s prior written consent. Subject to the preceding sentences in this Section 15, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.
16. Severability. If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force. The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.
17. Interpretation. Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.
18. Further Assurances. Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
19. Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.
20. Market Opportunities.
20.1. Soybean Storage. At any time during the Term, Bunge may notify Producer that Bunge desires to store soybeans at the Facility. The Parties shall attempt to negotiate in good faith an agreement setting out the terms under which Producer would provide storage space to Bunge.

20.2. Right of First Offer. Producer may not (i) sell or otherwise convey any significant portion of the assets that constitute the Facility; (ii) merge or consolidate Producer with any other entity, or (iii) issue any equity interests of Producer that results in a person or entity holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the outstanding equity interests of Producer immediately before such acquisition (each, a “Producer Transaction”), without first complying with the following procedures. Producer must notify Bunge (a “Producer Transaction Intent Notice”) of its desire to enter into a specific type of Producer Transaction at least 30 days (but no more than 90 days) before it enters into such a Producer Transaction. At any time within 20 days after receiving a Producer Transaction Intent Notice, Bunge may notify Producer (a “Producer Transaction Offer Notice”) of the terms upon which Bunge offers to enter into a Producer Transaction similar to the one described in the Producer Transaction Intent Notice. Unless earlier accepted in writing by Producer, the offer set forth in a Producer Transaction Offer Notice will expire 10 days after it is given.
21. Non-Solicitation. During the Term of this Agreement and for a period of two years thereafter, neither Party will solicit any of the other Party’s employees, managers or officers to leave that Party’s employ, excluding general solicitations not targeted to such employees, managers or officers, and advertisements in publications of general circulation.
22. Enforcement. The necessity of protection against competition and the nature and scope of such protection has been carefully considered by the Parties. The Parties agree and acknowledge that there is a protectable interest in confidential, proprietary and trade secret information and that the duration and scope applicable to the covenants regarding confidentiality and non-solicitation described in this Agreement are fair, reasonable and necessary to protect such interest, and that adequate consideration has been received by both Parties therefore. If, however, a court determines that any of the restrictions imposed on under this Agreement are not completely enforceable because they are not reasonable, the Parties hereby give the court the right and power to interpret, alter, amend or modify any or all of the terms contained herein to include as much of the scope, time period and geographic area as will render such restrictions reasonable and enforceable. The Parties agree that in the event of a breach or violation or attempted breach or violation of any or all of the Sections 10 and 21 above, said provisions will cause irreparable harm and for that reason the Parties shall be entitled as a matter of right, to seek both temporary and permanent injunctive relief from any court of competent jurisdiction, restraining further violation of such covenants.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.	CARDINAL ETHANOL, LLC

By: /s/ C. Bailey Ragan	By: /s/ Troy Prescott
Name: C. Bailey Ragan	Name: Troy Prescott
Title: Vice President	Title: President